CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-132114 on Form N-1A of our report dated September 19, 2018, relating to the financial statements and financial highlights of Focused Dynamic Growth Fund, one of the series of American Century Growth Funds, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of American Century Growth Funds, Inc. for the year ended July 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 28, 2019